Exhibit 10-BB

NONCOMPETE AGREEMENT

In exchange for options in Priority Healthcare Corporation and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agrees as follows:

1.	This Noncompete Agreement (“Agreement”) is made as of the date signed below, and the execution of this Agreement by the undersigned is an essential term and condition of employment between the undersigned and Priority Healthcare Corporation (“Company”).

2.	As an employee of the Company, the undersigned has knowledge of certain confidential sales information, proprietary information, trade secrets, and other confidential information of the Company which could be utilized to the detriment of the Company.

3.	While employed by the Company, and for a period of twelve (12) months following that date upon which he/she shall leave the employ of the Company for any reason whatsoever, the undersigned understands and agrees that he/she shall not:

a.	Solicit, take away, hire, employ or endeavor to employ any person who is then an employee of the Company;

b.	Engage directly or indirectly within the undersigned’s assigned territory, whether as an individual or sole proprietor or as owner, partner, shareholder (except of one percent or less of any class of outstanding securities listed on a national securities exchange or actively traded in an over-the-counter market), officer, director, manager, employee, agent, consultant, formal or informal advisor, or by or through the lending of any form of assistance, in any of the businesses engaged in by the Company, i.e., selling, dispensing or distribution of pharmaceutical drugs or related medical care products;

c.	Disclose confidential information of the Company regarding merchandising/sales/marketing methods, inventory methods, techniques or strategies, trade information, trade secrets, customer lists, information relating to customers and their requirements, or any other confidential information that was obtained by the undersigned in connection with the undersigned’s status as an employee of the Company or the performance of the undersigned’s duties for the Company. “Confidential information” means information not generally known in the industry the disclosure of which would be prejudicial to the interests of the Company.

4.	The undersigned acknowledges and agrees that any violation of the Agreement will cause irreparable damage to the Company, that such damages will be incapable of precise measurement, and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation of this Agreement, the undersigned agrees that in addition to other remedies the Company shall be entitled to (a) liquidated damages of $10,000 and (b) injunctive relief including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation of this Agreement by the undersigned. In addition to other relief to which it shall be entitled, the Company shall be entitled to recover from the undersigned the costs and reasonable attorney’s fees incurred by the Company in seeking enforcement of this Agreement.

5.	This Agreement shall be governed by and construed under the laws of the State of Florida.

6.	This Agreement replaces any and all other Noncompete Agreements between the below signed employee and Priority Healthcare Corporation or Bindley Western Industries, Inc.

PRIORITY HEALTHCARE CORP.

By:	/s/ Steven Cosler	By:	/s/ Tracy Nolan

	Steven D. Cosler, President and CEO		Tracy Nolan

Date:	March 15, 2004	Date:	March 15, 2004

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